Exhibit 99.1

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Loop Industries, Inc.
February 28, 2021

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Loop Industries, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Loop Industries, Inc. and its subsidiaries (together, the Company) as of February 28, 2021 and February 29, 2020, and the related consolidated statements of operations and comprehensive loss, change in stockholders' equity and cash flows for each of the three years in the period ended February 28, 2021, including the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of February 28, 2021 and February 29, 2020, and the results of its operations and its cash flows for each of the three years in the period ended February 28, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the US federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.
1250 René-Lévesque Boulevard West, Suite 2500, Montréal, Quebec, Canada H3B 4Y1
T: +1 514 205 5000, F: +1 514 876 1502

"PwC" refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the Audit Committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements; and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Stock-based Compensation – Performance-based Vesting

As described in notes 2, 15 and 17 to the consolidated financial statements, the Company periodically issues warrants, stock options and restricted stock units awards, which may have performance conditions, to employees and non-employees in non-capital raising transactions for services and financing expenses, which resulted in the Company recognizing stock-based compensation expense of $3,674,626 for the year ended February 28, 2021. For awards where performance conditions exist, the Company recognizes compensation expenses when it becomes probable that the performance conditions will be met.

The principal considerations for our determination that performing procedures relating to stock-based compensation – performance conditions are considered a critical audit matter – are (i) the judgment required by management in determining whether performance conditions were achieved; and (ii) the high degree of auditor judgment and effort in performing procedures and evaluating audit evidence related to management's assessment of whether the performance conditions were achieved.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included (i) evaluating and testing the appropriateness of management's process for determining the achievement of performance conditions; and (ii) evaluating the probability of achievement of the performance conditions approved by the Company's Board of Directors by considering the current and past performance of the Company and whether management's assessment was consistent with evidence obtained in other areas of the audit.

/s/ PricewaterhouseCoopers LLP [1]

Montréal, Canada
May 28, 2021

We have served as the Company's auditor since 2017.

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[1] CPA auditor, CA, public accountancy permit No. A123498

(2)

Loop Industries, Inc.
Consolidated Balance Sheets
(in United States dollars)

	As at
	February 28, 2021	February 29, 2020

Assets
Current assets
Cash and cash equivalents	$35,221,951	$33,717,671
Sales tax, tax credits and other receivables (Note 3)	1,763,835	664,544
Prepaid expenses	609,782	141,226
Total current assets	37,595,568	34,523,441
Investment in joint venture	1,500,000	850,000
Property, plant and equipment, net (Note 4)	3,513,051	7,260,254
Intangible assets, net (Note 5)	794,894	202,863
Total assets	$43,403,513	$42,836,558

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities (Note 7)	$8,124,865	$2,082,698
Current portion of long-term debt (Note 9)	938,116	52,126
Total current liabilities	9,062,081	2,134,824
Long-term debt (Note 9)	1,516,008	2,238,026
Total liabilities	10,578,989	4,372,850

Stockholders' Equity
Series A Preferred stock par value $0.0001; 25,000,000 shares authorized; one share issued and outstanding (Note 12)	-	-
Common stock par value $0.0001; 250,000,000 shares authorized; 42,413,691 shares issued and outstanding (2020 – 39,910,774) (Note 12)	4,242	3,992
Additional paid-in capital	113,662,677	82,379,413
Additional paid-in capital – Warrants	8,826,165	9,785,799
Accumulated deficit	(89,661,970)	(53,317,047)
Accumulated other comprehensive loss	(6,590)	(388,449)
Total stockholders' equity	32,824,524	38,463,708
Total liabilities and stockholders' equity	$43,403,513	$42,836,558

See accompanying notes to the consolidated financial statements.

Loop Industries, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in United States dollars)

	Years Ended
	February 28, 2021	February 29, 2020
Revenue	$-	$-

Expenses :
Research and development (Notes 13 and 15)	18,687,014	4,717,175
General and administrative (Notes 14 and 15)	11,540,340	7,215,420
Write-down and impairment of property, plant and equipment (Note 5)	5,043,119	22,985
Depreciation and amortization (Notes 4 and 5)	775,675	807,447
Interest and other financial expenses (Note 18)	81,996	2,223,304
Interest income	(93,043)	(500,478)
Foreign exchange loss (gain)	309,822	19,602
Total expenses	36,344,923	14,505,455

Net loss	(36,344,923)	(14,505,455)

Other comprehensive loss -
Foreign currency translation adjustment	381,859	(98,225)
Comprehensive loss	$(35,963,064)	$(14,603,680)
Loss per share
Basic and diluted	$(0.89)	$(0.38)
Weighted average common shares outstanding
Basic and diluted	40,983,752	37,936,094

See accompanying notes to the consolidated financial statements.

Loop Industries, Inc.
Consolidated Statement of Changes in Stockholders’ Equity
For the Years Ended February 28, 2021 and February 29, 2020
(in United States dollars)

	Year ended February 29, 2020
	Common stock		Preferred stock
	par value $0.0001		par value $0.0001
	Number of Shares	Amount	Number of Shares	Amount	AdditionalPaid-in Capital	AdditionalPaid-in Capital - Warrants	Additional Paid-in Capital – Beneficial Conversion Feature	Common Stock Issuable	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity

Balance, February 28, 2019	33,805,706	$3,381	1	$-	$38,966,208	$757,704	$1,200,915	$800,000	$(38,811,592)	$(290,224)	$2,626,392

Issuance of common shares for cash, net of share issuance costs (Note 12)	4,693,567	469	-	-	30,408,410	8,663,769	-	-	-	-	39,072,648
Issuance of shares for legal settlement (Note 20)	150,000	15	-	-	(15)	-	-	-	-	-	-
Issuance of shares upon conversion of Convertible notes (Notes 10)	932,084	94	-	-	8,553,403	324,672	(1,200,915)	-	-	-	7,677,254
Issuance of shares upon the vesting of restricted stock units (Note 15)	244,884	25	-	-	799,975	-	-	(800,000)	-	-	-
Issuance of shares upon the cashless exercise of stock options (Note 15)	69,101	7	-	-	(7)	-	-	-	-	-	-
Issuance of shares upon exercise of warrants (Notes 10 and 17)	15,432	1	-	-	182,048	(38,300)	-	-	-	-	143,749
Issuance of warrants for financing facility (Notes 9 and 17)	-	-	-	-	-	77,954	-	-	-	-	77,954
Stock options granted for services (Note 15)	-	-	-	-	2,178,948	-	-	-	-	-	2,178,948
Restricted stock units granted for services (Note 15)	-	-	-	-	1,290,443	-	-	-	-	-	1,290,443
Foreign currency translation	-	-	-	-	-	-	-	-	-	(98,225)	(98,225)
Net loss	-	-	-	-	-	-	-	-	(14,505,455)	-	(14,505,455)

Balance, February 29, 2020	39,910,774	$3,992	1	$-	$82,379,413	$9,785,799	$-	$-	$(53,317,047)	$(388,449)	$38,463,708

Loop Industries, Inc.
Consolidated Statement of Changes in Stockholders’ Equity
For the Years Ended February 28, 2021 and February 29, 2020 (continued)
(in United States dollars)

	Year ended February 28, 2021
	Common stock		Preferred stock
	par value $0.0001		par value $0.0001
	Number of Shares	Amount	Number of Shares	Amount	AdditionalPaid-in Capital	AdditionalPaid-in Capital - Warrants	Additional Paid-in Capital – Beneficial Conversion Feature	Common Stock Issuable	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity

Balance, February 29, 2020	39,910,774	$3,992	1	$-	$82,379,413	$9,785,799	$-	$-	$(53,317,047)	$(388,449)	$38,463,708

Issuance of common shares for cash, net of share issuance costs (Note 12)	2,087,000	209	-	-	24,996,419	-	-	-	-	-	24,996,628
Issuance of shares upon the vesting of restricted stock units (Notes 12 and 15)	225,388	22	-	-	(22)	-	-	-	-	-	-
Issuance of shares upon exercise of warrants (Notes 10 and 17)	190,529	19	-	-	2,046,852	(394,245)	-	-	-	-	1,652,626
Issuance of warrant for services (Note 17)	-	-	-	-	-	84,442	-	-	-	-	84,442
Expiration of warrants (Notes 10 and 17)	-	-	-	-	649,831	(649,831)	-	-	-	-	-
Stock options granted for services (Note 17)	-	-	-	-	2,212,078	-	-	-	-	-	2,212,078
Restricted stock units granted for services (Note 17)	-	-	-	-	1,378,106	-	-	-	-	-	1,378,106
Foreign currency translation	-	-	-	-	-	-	-	-	-	381,859	381,859
Net loss	-	-	-	-	-	-	-	-	(36,344,923)	-	(36,344,923)

Balance, February 28, 2021	42,413,691	$4,242	1	$-	$113,662,677	$8,826,165	$-	$-	$(89,661,970)	$(6,590)	$32,824,524

See accompanying notes to the consolidated financial statements.

Loop Industries, Inc.
Consolidated Statements of Cash Flows
(in United States dollars)

	February 28, 2021	February 29, 2020
Cash Flows from Operating Activities
Net loss	$(36,344,923)	$(14,505,455)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization (Notes 4 and 5)	775,675	807,447
Stock-based compensation (Note 15)	3,674,626	3,469,390
Write-down and impairment of property, plant and equipment (Note 4)	5,043,120	22,985
Accretion, and accrued interest (Note 18)	76,446	2,255,575
Deferred financing costs	-	96,155
Gain on conversion of convertible notes (Notes 10 and 18)	-	(232,565)
Other, net	(32,605)	43,356
Changes in operating assets and liabilities:
Valued added tax and tax credits receivable	(1,034,014)	(77,294)
Prepaid expenses	(449,535)	83,876
Accounts payable and accrued liabilities	5,800,575	(1,056,019)
Net cash used in operating activities	(22,490,636)	(9,092,549)

Cash Flows from Investing Activities
Investment in joint venture (Note 8)	(650,000)	(850,000)
Additions to property, plant and equipment (Note 4)	(1,735,079)	(2,439,013)
Additions to intangible assets (Note 5)	(592,285)	(99,972)
Net cash used in investing activities	(2,977,364)	(3,388,985)

Cash Flows from Financing Activities
Proceeds from sales of common shares and exercise of warrants, net of share issuance costs (Note 12)	26,649,253	39,182,145
Proceeds from issuance of long-term debt (Note 9)	-	1,645,122
Payment of accrued interest on convertible notes (Note 10)	-	(312,000)
Repayment of long-term debt	(50,585)	(52,126)
Net cash provided by financing activities	26,598,668	40,463,141

Effect of exchange rate changes	373,612	(97,326)
Net change in cash	1,504,280	27,884,281
Cash and cash equivalents, beginning of year	33,717,671	5,833,390
Cash and cash equivalents, end of year	$35,221,951	$33,717,671

Supplemental Disclosure of Cash Flow Information:
Income tax paid	$-	$-
Interest paid	$38,157	$368,482
Interest received	$93,043	$500,478
See accompanying notes to the consolidated financial statements.

Loop Industries, Inc.
February 28, 2021 and February 29, 2020
Notes to the Consolidated Financial Statements
(in United States dollars except where otherwise indicated)

1. The Company and Basis of Presentation

The Company

Loop Industries, Inc. (the “Company,” “Loop Industries,” “we,” or “our”) is a technology company that owns patented and proprietary technology that depolymerizes no and low-value waste PET plastic and polyester fiber to its base building blocks (monomers).  The monomers are filtered, purified and polymerized to create virgin-quality Loop™ branded PET resin suitable for use in food-grade packaging and polyester fiber.

Basis of presentation

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“US GAAP”) and comprise the consolidated financial position and results of operations of Loop Industries, Inc. and its subsidiaries, Loop Innovations, LLC and Loop Canada Inc. All subsidiaries are, either directly or indirectly, wholly-owned subsidiaries of Loop Industries, Inc. (collectively, the “Company”). The Company also owns, through Loop Innovations, LLC, a 50% interest in a joint venture, Indorama Loop Technologies, LLC, which is accounted for under the equity method.

Intercompany balances and transactions are eliminated on consolidation.

2. Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Those estimates and assumptions include estimates for depreciable lives of property, plant and equipment, intangible assets, analysis of impairments of long-lived assets and intangible assets as well as the carrying value of our joint venture investment, accruals for potential liabilities, assumptions made in calculating the fair value of stock-based compensation and other equity instruments, and the assessment of performance conditions for stock-based compensation awards and the judgement in the assessment.

The COVID-19 pandemic has disrupted business operations for us and our customers, suppliers, vendors and other parties with whom we do business, and such disruptions are expected to continue for an indefinite period of time. The uncertain duration of these measures has had and may continue to have an effect on our development and commercialization efforts. In particular, as previously disclosed, the situation in the United States and the continued travel restrictions and quarantine requirements between Canada and the United States have caused disruptions in our timetable of our joint venture with Indorama in the development of our Spartanburg facility and commercialization of our technology.

Although the Company continues to monitor the situation and may adjust the Company’s current policies as more information and public health guidance become available, the COVID-19 pandemic is ongoing, and its dynamic nature, including uncertainties relating to the ultimate spread of the virus, the severity of the disease, the duration of the outbreak and actions that may be taken by governmental authorities to contain the outbreak or to treat its impact, makes it difficult to assess whether there will be further impact on the development and commercialization of the Company’s technology which could have a material adverse effect on the Company’s results of operations and cash flows.

Fair value of financial instruments

The Company applies Financial Accounting Standards Board (“FASB”) Codification (“ASC”) 820, Fair Value Measurement, which defines fair value and establishes a framework for measuring fair value and making disclosures about fair value measurements. FASB ASC 820 establishes a hierarchal disclosure framework which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. Market price observability is impacted by a number of factors, including the type of financial instruments and the characteristics specific to them. Financial instruments with readily available quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

There are three levels within the hierarchy that may be used to measure fair value:

Level 1 –	A quoted price in an active market for identical assets or liabilities.

Level 2 –
Significant pricing inputs are observable inputs, which are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources.

Level 3 –
Significant pricing inputs are unobservable inputs, which are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value measurements level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used should maximize the use of observable inputs and minimize the use of unobservable inputs.

The valuation methodologies described above may produce a fair value calculation that may not be indicative of future net realizable value or reflective of future fair values.

The fair value of cash and accounts payable and accrued liabilities approximate their carrying values due to their short-term maturity.

Government grants

US GAAP for profit-oriented entities does not define government grants; nor is there specific guidance applicable to government grants. Under the Company’s accounting policy for government grants and consistent with non-authoritative guidance, grants are recognized on a systematic basis over the periods in which the entity recognizes as expenses the related costs for which the grants are intended to compensate.

Grants that relate to the acquisition of an asset are recognized as a reduction of the cost of the asset and in the statement of operations and comprehensive loss as the asset is depreciated or amortized.

A grant that is compensation for expenses or losses already incurred, or for which there are no future related costs, is recognized in the statement of operations and comprehensive loss in the period in which it becomes receivable.

Low-interest loans or interest-free loans from a government are initially measured at fair value and interest expense is recognized on the loan subsequently under the effective interest method, with the difference recognized as a government grant.

Deferred financing costs and other transaction costs

Deferred financing costs represent commitment fees, legal fees and other costs associated with obtaining commitments for financing. These fees are amortized as a component of interest expense over the terms of the respective financing agreements, including convertible notes, on a straight-line basis. Unamortized deferred financing fees are expensed in full when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not be successful. Deferred financing fees related to the liability portion of Convertible Notes are deducted from their related liabilities on the balance sheet.

Transaction costs associated with the equity portion of convertible notes are reflected as a charge to deficit or as a reduction of accumulated paid-in-capital. The cost of issuing equity is reflected as a reduction of accumulated paid-in-capital.

Foreign currency translations and transactions

The accompanying consolidated financial statements are presented in U.S. dollars, the reporting currency of the Company. Assets and liabilities of subsidiaries that have a functional currency other than that of the Company are translated to U.S. dollars at the exchange rate as at the balance sheet date. Income and expenses are translated at the average exchange rate of the period. The resulting translation adjustments are included in other comprehensive income (loss) (“OCI”). As a result, foreign currency exchange fluctuations may impact operating expenses. The Company currently is not engaged in any currency hedging activities.

For transactions and balances, monetary assets and liabilities denominated in foreign currencies are translated into the functional currency of the entity at the prevailing exchange rate at the reporting date. Non-monetary assets and liabilities, and revenue and expense items denominated in foreign currencies are translated into the functional currency using the exchange rate prevailing at the dates of the respective transactions. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the consolidated statements of operations and comprehensive loss, except for gains or losses arising from the translation of intercompany balances denominated in foreign currencies that forms part in the net investment in the subsidiary which are included in OCI.

Property, plant and equipment

Property, plant and equipment are recorded at cost and are amortized over their estimated useful lives, unless the useful life is indefinite, using the straight-line method over the following periods:

Building	30 years
Land	Indefinite
Office equipment and furniture	8 years
Machinery and equipment	3-8 years
Building improvements	5 years

Costs related to repairs and maintenance of property, plant and equipment are expensed in the period in which they are incurred. Upon sale or disposal, the Company writes off the cost of the asset and the related amount of accumulated depreciation. The resulting gain or loss is included in the consolidated statement of operations and comprehensive loss.

Management reviews the carrying values of its property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group might not be recoverable. Assets are grouped at the lowest level for which identifiable cash flows are largely independent when testing for, and measuring for, impairment. In performing its review of recoverability, the Company estimates the future cash flows expected to result from the use of the asset or asset group and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset or asset group, an impairment loss is recognized in the consolidated statements of operations. Measurement of the impairment loss is based on the excess of the carrying amount of the asset or asset group over the fair value calculated using discounted expected future cash flows.

Research and development expenses

Research and development expenses relate primarily to the development, design, testing of preproduction samples, prototypes and models, compensation, and consulting fees, and are expensed as incurred. Starting in the third quarter of the fiscal year ended February 28, 2021, machinery and equipment purchases related to the pilot plant which is now dedicated solely to research and development activities with no alternative use are also expensed as incurred.

Intangible assets

Intangible assets are recorded at cost and are amortized over their estimated useful lives, unless the useful life is indefinite, using the straight-line method over 7 years.

The Company reviews the carrying value of intangible assets subject to amortization whenever events or changes in circumstances indicate that the carrying amount of an intangible asset might not be recoverable, or a change in the remaining useful life of an intangible asset. If the carrying value of an asset exceeds its undiscounted cash flows, the Company writes down the carrying value of the intangible asset to its fair value in the period identified. If the carrying value of assets is determined not to be recoverable, the Company records an impairment loss equal to the excess of the carrying value over the fair value of the assets. The Company’s estimate of fair value is based on the best information available, in the absence of quoted market prices. The Company generally calculates fair value as the present value of estimated future cash flows that the Company expects to generate from the asset. If the estimate of an intangible asset’s remaining useful life is changed, the Company amortizes the remaining carrying value of the intangible asset prospectively over the revised remaining useful life.

Stock-based compensation

The Company periodically issues stock options, warrants and restricted stock units to employees and non-employees in non-capital raising transactions for services and financing expenses. The Company accounts for stock options granted to employees based on the authoritative guidance provided by the FASB wherein the fair value of the award is measured on the grant date and where there are no performance conditions, recognized as compensation expense on the straight-line basis over the vesting period and where performance conditions exist, recognize compensation expense when it becomes probable that the performance condition will be met. Forfeitures on share-based payments are accounted for by recognizing forfeitures as they occur.

The Company accounts for stock options and warrants granted to non-employees in accordance with the authoritative guidance of the FASB wherein the fair value of the stock compensation is based upon the measurement date determined as the earlier of the date at which either a) a commitment is reached with the counterparty for performance or b) the counterparty completes its performance.

The Company estimates the fair value of restricted stock unit awards to employees and directors based on the closing market price of its common stock on the date of grant.

The fair value of the stock options granted are estimated using the Black-Scholes-Merton Option Pricing (“Black-Scholes”) model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the stock options, and future dividends. Stock-based compensation expense is recorded based on the value derived from the Black-Scholes model and on actual experience. The assumptions used in the Black-Scholes model could materially affect stock-based compensation expense recorded in the current and future periods.

Income taxes

The Company calculates its provision for income tax on the basis of the tax laws enacted at the balance sheet date in the countries where the Company and its subsidiaries operate and generate taxable income, in accordance with FASB ASC 740, Income Taxes. The Company uses an asset and liability approach for financial accounting and reporting for income taxes that allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense.

Net loss per share

The Company computes net loss per share in accordance with FASB ASC 260, Earnings Per Share. Basic earnings (loss) per share is computed by dividing the net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding during the year. The Company includes common stock issuable in its calculation. Diluted earnings (loss) per share is computed by dividing the net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. Potential common shares are excluded from the computation if their effect is antidilutive.

For the years ended February 28, 2021 and February 29, 2020, the calculations of basic and diluted loss per share are the same because potential dilutive securities would have an antidilutive effect. As at February 28, 2021, the potentially dilutive securities consisted of 1,587,081 outstanding stock options (2020 – 1,587,081), 4,210,520 outstanding restricted stock units (2020 – 4,218,802), and 4,133,720 outstanding warrants (2020 – 5,059,331).

Recently adopted accounting pronouncements

In August 2018, the FASB issued ASU 2018-15, “Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that Is a Service Contract,” which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The adoption of this accounting guidance did not materially impact our results of operations or financial position.

Recently issued accounting pronouncements not yet adopted

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses”. This ASU added a new impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes an allowance for its estimate of expected credit losses and applies to most debt instruments, trade receivables, lease receivables, financial guarantee contracts, and other loan commitments. The CECL model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. This update is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years for smaller reporting companies. We are still evaluating the impact of this accounting guidance on our results of operations and financial position.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes”, which removes specific exceptions to the general principles in ASC 740, “Income Taxes,” and clarifies certain aspects of the existing guidance. This update is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years, with early adoption being permitted as of the beginning of an interim or annual reporting period. All amendments to this ASU must be adopted in the same period on a prospective basis, with certain exceptions. We do not expect this accounting guidance to materially impact our results of operations or financial position.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform,” which provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. This update provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate or another reference rate expected to be discontinued because of reference rate reform. This update is effective as of March 12, 2020, through December 31, 2022. We are currently evaluating this accounting guidance and have not elected an adoption date.

3. Sales Tax, Tax Credits and Other Receivables

Sales tax, research and development tax credits and other receivables as at February 28, 2021 and February 29, 2020 were as follows:

	February 28, 2021	February 29, 2020
Sales tax	$1,155,504	$180,971
Research and development tax credits	435,467	447,843
Other receivables	172,864	35,730
	$1,763,835	$664,544

The Company is registered for the Canadian federal and provincial goods and services taxes. As such, the Company is obligated to collect from third parties, and is entitled to claim sales taxes paid on its expenses and capital expenditures incurred in Canada.

In addition, Loop Canada Inc. is entitled to receive government assistance in the form of refundable and non-refundable research and development tax credits from the federal and provincial taxation authorities, based on qualifying expenditures incurred during the fiscal year. The refundable credits are from the provincial taxation authorities and are not dependent on its ongoing tax status or tax position and accordingly are not considered part of income taxes. The Company records refundable tax credits as a reduction of research and development expenses when the Company can reasonably estimate the amounts and it is more likely than not, they will be received. During the year ended February 28, 2021, the Company recorded a $115,566 net expense included in research and development expenses due to adjustments made to prior year estimates of refundable tax credits. This adjustment was related to a re-assessment by tax authorities, reducing our research and development tax credits and resulted in the Company repaying $93,249 during the year ended February 28, 2021 for research and development tax credits previously received by the Company from taxation authorities. During the year ended February 29, 2020, the Company recorded tax credits of $221,603 as a reduction of research and development expenses and received $175,929 from taxation authorities for research and development tax credits.

We received during the year ended February 28, 2021 a wage subsidy from the Canadian federal government related to a COVID-19 relief program that amounted to $259,273 (2020 - nil), of which $221,603 was recorded against research and development expenses and $37,670 against general and administrative expenses. Government grants receivable at February 28, 2021 amounted to nil (2020 – nil).

The Company is also eligible for non-refundable research and development tax credits from the federal taxation authorities which can be used as a reduction of income tax expense in any given year to the extent the Company has taxable income. The Company has not had taxable income since inception and has not been able to use these non-refundable federal research and development tax credits. During the year ended February 28, 2021, the Company was eligible for non-cash research and development tax credits in the amount of $272,206 (2020 – $251,019). These non-cash tax credits, which have an unlimited carry forward period are not recognized in the Company’s consolidated financial statements. As at February 28, 2020, the carry forward balance of non-cash research and development tax credits was $1,090,691 (2020 - $764,507).

4. Property, Plant and Equipment

	As at February 28, 2021
	Cost	Accumulated depreciation, write-down and impairment	Net book value
Building	$1,954,345	$(201,589)	$1,752,756
Land	241,578	-	241,578
Building Improvements	1,804,872	(474,114)	1,330,758
Machinery and equipment	6,514,252	(6,514,252)	-
Office equipment and furniture	292,946	(104,987)	187,959
	$10,807,993	$(7,294,942)	$3,513,051

	As at February 29, 2020
	Cost	Accumulated depreciation, write-down and impairment	Net book value
Building	$1,846,070	(128,911)	1,717,159
Land	264,868	-	264,868
Building Improvements	733,884	(214,068)	519,816
Machinery and equipment	6,085,195	(1,426,465)	4,658,730
Office equipment and furniture	162,466	(62,785)	99,681
	$$9,092,483	$(1,832,229)	7,260,254

Depreciation expense is recorded as an operating expense in the consolidated statements of operations and comprehensive loss and amounted to $733,831 for the year ended February 28, 2021 (2020 - $807,800).

During the year ended February 28, 2021, the Company recorded write-down and impairment expenses of $5,043,119, (2020 – $22,985). In the year ended February 28, 2021, the Company’s management made the decision to convert its pilot plant to exclusively a demonstration and training facility for our future Infinite Loop™ manufacturing facilities, therefore foregoing any alternative future use of its machinery and equipment assets contained within the pilot plant. As such, the carrying value of the machinery and equipment was written off resulting in an expense of $5,034,606 being recognized in the year ended February 28, 2021. With the decision to dedicate the demonstration and training facility to research and development, the accounting for future costs associated with these activities are considered in scope of ASC 730, Research and Development Costs, and will be recognized as a research and development expense in the consolidated statements of operations and comprehensive loss in the period they are incurred. During the year ended February 28, 2021, the Company purchased $7,475,742 of machinery and equipment associated with its ongoing research and development activities, which have no future alternative use and as such, were recognized as research and development expenses in the consolidated statements of operations and comprehensive loss. See Note 14 for components of research and development expenses.

5. Intangible Assets

During the year ending February 28, 2021, the Company continued to develop its next Generation II (“GEN II”) technology and filed various patents in jurisdictions around the world. On April 9, 2019, the first GEN II U.S. patent was issued. The GEN II technology portfolio has two issued U.S. patents and a pending U.S. application, all expected to expire, if granted, on or around September 2037. Internationally, the GEN II technology portfolio also has an issued patent and an allowed application in Bangladesh, and pending applications in Argentina, Australia, Bolivia, Brazil, Bhutan, Canada, China, Columbia, Eurasia, Europe, members of the Gulf Countries, Hong Kong, Indonesia, Israel, India, Iraq, Japan, Korea, Kuwait, Laos, Mexico, Malaysia, Panama, Papua New Guinea, Philippines, Pakistan, Singapore, Taiwan, Uruguay, Uzbekistan, Venezuela, and South Africa, all expected to expire on or around September 2038, if granted. Additional aspects of the GEN II technology are claimed in an issued U.S. patent and a pending U.S. application, an allowed patent application in Bangladesh, and pending applications in Algeria,Argentina, Australia, Bahrain, Bolivia, Brazil, Cambodia, Canada, Chile, China, Eurasia, Egypt, Europe, India, Indonesia, Israel, Iran, Japan, Korea, Kuwait, Laos, Malaysia, members of the Gulf Cooperation Council, Mexico, Morocco, New Zealand, Oman, Pakistan, Panama, Peru, Philippines, Qatar, Saudi Arabia, Singapore, South Africa, Taiwan, Thailand, Tunisia, United Arab Emirates, Uruguay, Uzbekistan and Vietnam, all expected to expire on or around June 2039, if granted.. Additionally, a further apsect of the GEN II technology are subject of a U.S. application and an International application. Any patents that would ultimately grant from these applications would be expected to expire on or around March 2040. Another additional aspect of the GEN II technology is the subject of a U.S. application, an International application, and pending applications in Argentina, Bolivia, Bangladesh, members of the Gulf Cooperation Council, Pakistan, Taiwan, and Uruguay. Any patents that wouldtely grant from these applications would be expected to expire on or around March 2040.

Concurrent with the GEN II development, in June 2018, the Company transitioned to its newly constructed GEN II industrial pilot plant. The GEN II technology forms the basis for the commercialization of the Company into the future.

Amortization expense is recorded as an operating expense in the consolidated statements of operations and comprehensive loss and amounted to $41,844 for the year ended February 28, 2021 (2020 - $22,631).

	As at February 28,	As at February 29,
	2021	2020

Patents, at cost – beginning of period	$225,174	$127,672
Patents, accumulated depreciation – beginning of period	(22,310)	-
Patents, net – beginning of period	202,864	127,672

Additions in the year – patents	623,811	99,972
Amortization of patents	(41,844)	(22,631)
Foreign exchange effect	10,063	(2,150)
Patents, net – end of period	$794,894	$202,863

6. Fair value of financial instruments

The following table presents the fair value of the Company’s financial liabilities at February 28, 2021 and February 29, 2020:

	Fair Value Measurements as at February 28, 2021
	Carrying Amount	Fair Value	Level in the hierarchy
Financial liabilities measured at amortized cost:
Long-term debt	$2,454,123	$2,464,540	Level 2

	Fair Value Measurements at February 29, 2020
	Carrying Amount	Fair Value	Level in the hierarchy
Financial liabilities measured at amortized cost:
Long-term debt	$2,290,152	$2,314,117	Level 2

7. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities as at February 28, 2021 and February 29, 2020 were as follows:

	February 28, 2021	February 29, 2020
Trade accounts payable	$5,082,736	$814,081
Accrued engineering fees	535,359	-
Accrued employee compensation and payroll taxes	970,154	873,242
Accrued professional fees	1,270,628	133,038
Other accrued liabilities	265,988	262,337
	$8,124,865	$2,082,698

8. Joint Venture

On September 15, 2018, the Company, through its wholly-owned subsidiary Loop Innovations, LLC, a Delaware limited liability company, entered into a Joint Venture Agreement (the “Joint Venture Agreement”) with Indorama Ventures Holdings LP, USA, an indirect subsidiary of Indorama Ventures Public Company Limited, to manufacture and commercialize sustainable polyester resin. Each company has a 50/50 equity interest in Indorama Loop Technologies, LLC (“ILT”), which was specifically formed to operate and execute the joint venture.

Under the Joint Venture Agreement, Indorama Ventures is contributing manufacturing knowledge and Loop Industries is required to contribute its proprietary science and technology. Specifically, the Company is contributing an exclusive world-wide royalty-free license to ILT to use its proprietary technology to produce 100% sustainably produced PET resin and polyester fiber.

ILT meets the accounting definition of a joint venture where neither party has control of the joint venture entity and both parties have joint control over the decision-making process in ILT. As such, the Company uses the equity method of accounting to account for its share of the investment in ILT. There were no operations in ILT from the date of inception of September 24, 2018 to February 28, 2021 and, as at February 28, 2021, the carrying value of the equity investment was $1,500,000, which is the total of the cash contributions we have made to ILT. During the year ended February 28, 2021, we made contributions to ILT of $650,000 (2020 – $850,000). These contributions to ILT, which have been matched by Indorama Ventures, were used to fund engineering design costs which have been capitalized in ILT.

Although the Company remains committed to the project, the joint venture made a decision in July 2020 that due to the COVID-19 situation it would delay work. Since then, no expenditures have been incurred by the joint venture.

9. Long-term Debt

	February 28, 2021	February 29, 2020
Investissement Québec financing facility:
Principal amount	$1,741,612	$1,645,122
Unamortized discount	(268,192)	(289,852)
Accrued interest	42,588	958
Total Investissement Québec financing facility	1,516,008	1,356,228
Term loan
Principal amount	938,116	933,924
Less: current portion	(938,116)	(52,126)
Total term loan, net of current portion	-	881,798
Long-term debt, net of current portion	$1,516,008	$2,238,026

Investissement Québec financing facility

On February 21, 2020, the Company received $1,741,611 (CDN$2,209,234) from Investissement Québec as the first disbursement of our financing facility, out of a maximum of $3,626,330 (CDN$4,600,000) (the “Financing Facility”). The loan bears interest at 2.36% and there is a 36-month moratorium on both capital and interest repayments starting on the date of the first disbursement, after which capital and interest is repayable in 84 monthly installments. The Company established the fair value of the lo an for the first disbursement at $1,354,408 based on a discount rate of 5.45%, which reflected a debt discount of $290,714. The discount rate used was based on the external financing from a Canadian bank. The Company, under the loan agreement, was required to pay fees representing 1% of the loan amount, $36,263 (CDN$46,000) to Investissment Québec which we deferred and recorded as a reduction of the Financing Facility. Debt discount and deferred financing expenses are amortized to “Interest and other financial expenses” in our Consolidated Statements of Operations and Comprehensive Loss. The Company recorded interest expense on the Investissement Québec loan for the year ended February 28, 2021 in the amount of $39,599 (2020 – $968) and an accretion expense of $36,847 (2020 – $872).

The Company has also agreed to issue to Investissement Québec warrants to purchase shares of common stock of the Company in an amount equal to 10% of each disbursement up to a maximum aggregate amount of $362,633 (CDN$460,000). The exercise price of the warrants is equal to the higher of (i) $11.00 per share and (ii) the ten-day weighted average closing price of Loop Industries shares of common stock on the Nasdaq stock market for the 10 days prior to the issue of the warrants. The warrants can be exercised immediately upon grant and will have a term of three years from the date of issuance. The loan can be repaid at any time by the Company without penalty. In connection the first disbursement of the Financing Facility, the Company issued a warrant (“First Disbursement Warrant”) to acquire 15,153 shares of common stock at a strike price of $11.00 per share to Investissement Québec. The Company determined the fair value of the warrants using the Black-Scholes pricing formula. The fair value of the First Disbursement Warrant was determined to be $77,954 and is included in “Additional paid-in capital – Warrants” in our Condensed Consolidated Balance Sheets. The First Disbursement Warrant remains outstanding as at February 28, 2021.

The remaining amount available under the financing facility is $1,884,719 (CDN$2,390,766) to be received in a maximum of two additional disbursements before June 30, 2021.

Term Loan

On January 24, 2018, the Company obtained a $1,103,666 (CDN$1,400,000) 20-year term instalment loan (the “Loan”), from a Canadian bank. The Loan bears interest at the bank’s Canadian prime rate plus 1.5%. By agreement, the Loan is repayable in monthly payments of $4,598 (CDN$5,833) plus interest, until January 2022. It includes an option allowing for the prepayment of the Loan without penalty. In January 2021, the Company and the Canadian bank agreed to maintain the same repayment amount and interest rate until January 2022, at which time the monthly repayment amount and interest rate will be subject to renewal. During the year ended February 28, 2021, we repaid $50,585 (2020 – $52,126) on the principal balance of the Loan and interest paid amounted to $38,157 (2020 – $56,152). The terms of the credit facility require the Company to comply with certain financial covenants. As at February 28, 2021 and February 29, 2020, the Company was in compliance with its financial covenants.

Principal repayments due on the Company’s bank indebtedness over the next five years are as follows:

Years ending	Amount
February 28, 2022	$938,116
February 28, 2023	-
February 28, 2024	248,798
February 29, 2025	248,798
February 28, 2026	248,794
Thereafter	995,222
Total	$2,679,728

10. Convertible Notes

First Issuance

Initial terms and accounting treatment
On November 13, 2018, the Company issued convertible notes (the “November 2018 Notes”), together with related warrants to acquire an additional 50% of the shares issued upon the conversion of the November 2018 Notes (the “November 2018 Warrants”), for an aggregate purchase price of $2,450,000 (the “November 2018 Private Placement”). On January 3, 2019, the Company issued additional convertible notes from this issuance (the “November 2018 Notes”), together with related warrants to acquire an additional 50% of the shares issued upon the conversion of the November 2018 Notes (the “November 2018 Warrants”), for an aggregate purchase price of $200,000 (the “November 2018 Private Placement”). The Company used the net proceeds of the November 2018 Private Placement for general corporate and working capital purposes. The November 2018 Notes were converted on April 5, 2019.

The November 2018 Notes carried an interest rate of 8.00% per annum and had initial maturity dates of May 13, 2019 and July 3, 2019 (the “November 2018 Maturity Date”), respectively, upon which date the outstanding principal amount of the November 2018 Notes and all accrued and unpaid interest shall automatically convert into shares of the common stock of the Company at the price per share equal to the lesser of (i) $13.00 and (ii) the average closing price of the Company’s Common Stock on the Nasdaq stock market for the ten days preceding the day to the conversion of the November 2018 Notes (the “November 2018 Conversion Price”). The total number of shares of Common Stock to be issued upon automatic conversion shall equal the outstanding principal amount of the November 2018 Notes and all accrued and unpaid interest on the November 2018 Notes, divided by the November 2018 Conversion Price.

The November 2018 Warrants are exercisable for an additional fifty percent (50%) of the shares of Common Stock issued upon the conversion of the November 2018 Notes (the “November 2018 Warrant Shares”). The per share purchase price (the “November 2018 Exercise Price”) for each of the November 2018 Warrant Shares purchasable under the November 2018 Warrants shall be equal to the lesser of (i) $15.00 and (ii) the average closing price of the Company’s Common Stock on the Nasdaq stock market for the ten days preceding the day of the conversion of the November 2018 Notes. The November 2018 Warrants will be issued upon conversion of the November 2018 Notes. The November 2018 Warrants expire eighteen (18) months from the date of the conversion of the November 2018 Notes (the “November 2018 Expiration Date”). The Investors may exercise the November 2018 Warrants at any time prior to the November 2018 Expiration Date.

Due to the variable conversion price, the November 2018 Notes contain characteristics of a variable share-forward sales contracts (“VSF”) under the guidance of ASC 480-10. Management has determined that for the purpose of the accounting for the November 2018 Notes, it is more likely than not that the November 2018 Conversion Price will be below $13.00, resulting in the issuance of a variable number of shares, the November 2018 Notes are classified as a liability, and accounted for at amortized cost.

Due to the variable number of warrants to be issued and the variable strike price of the November 2018 Warrants, these do not meet the “fixed-for-fixed” criteria under ASC 815-40. Accordingly, the November 2018 Warrants are classified as a derivative liability, initially measured at fair value and subsequently revalued at fair value through the income statement. The fair value was calculated using a Monte Carlo simulation.

The aggregate value of the November 2018 Notes and November 2018 Warrants as shown on the consolidated balance sheet are broken down as follows:

	February 28, 2021	February 29, 2020	Issue Date
November 2018 Convertible Notes - Liability	$-	$-	$2,495,636
Accrued interest – Liability	-	-	-
Deferred financing costs	-	-	(63,738)
	-	-	2,431,898

November 2018 Warrants - Liability	$-	$-	$154,364

The transaction costs relating to this issuance were split pro-rata between the November 2018 Notes and the November 2018 Warrants. The portion relating to the November 2018 Notes were deferred and are being amortized over the life of the convertible notes. The portion relating to the November 2018 Warrants was immediately expensed.

Amendment and subsequent accounting treatment
On April 5, 2019, the Company and the Investors that purchased the November 2018 Notes from the Company pursuant to the Note and Warrant Purchase Agreement dated as of November 13, 2018 or January 3, 2019, executed an Amendment, Surrender and Conversion Agreement (“Conversion Agreement”) whereby the parties agreed to convert the November 2018 Notes, and all accrued and unpaid interest, into shares of the common stock of the Company at a newly agreed conversion price per share equal to $8.55 (the “New Conversion Price”), replacing the previous formula which converted the November 2018 Notes and accrued and unpaid interest into shares of the common stock of the Company at the price per share equal to the lesser of (i) $13.00 and (ii) the average closing price of the Company’s Common Stock on the Nasdaq stock market for the ten days preceding the day to the conversion of the November 2018 Notes. The Conversion Agreement stipulates that the interest on the November 2018 Notes would be paid up to and including April 3, 2019. Pursuant to the 2018 Note Purchase Agreement, the Investors also received related warrants to acquire an additional 50% of the shares issued upon the conversion of the November 2018 Notes. As part of the Conversion Agreement, the exercise price of the November 2018 Warrants will also be the New Conversion Price, replacing the previous formula which established the conversion price for the November 2018 Warrants as the lesser of (i) $15.00 and (ii) the average closing price of the Company’s Common Stock on the Nasdaq stock market for the ten days preceding the day of the conversion of the November 2018 Notes. As a result of the Conversion Agreement, the Company issued 319,326 shares of common stock of the Company and issued 159,663 warrants. The November 2018 Warrants expiration date was eighteen (18) months from the date of the conversion of the November 2018 Notes, on October 5, 2020. All of the November 2018 Warrants were exercised in the quarter ended November 30, 2020.

The Company recorded an expense upon revaluation of the warrants for the period from March 1, 2019 to April 5, 2019 in the amount of $8,483 (2018 – nil) and is included in operating expenses. The Company recorded accretion interest expense on the November 2018 Notes from March 1, 2019 to April 5, 2019 in the amount of $154,364 and is included in operating expenses. The Company recorded interest expense on the November 2018 Notes for the period from March 1, 2019 to April 3, 2019 in the amount of $19,433 (2018 – nil). The value of the 159,633 warrants issued as part of the conversion was determined using the Black-Scholes pricing formula and amounted to $316,929 and is included in additional paid-in capital – warrants. Also, the conversion of the November 2018 Notes into common stock resulted in a gain of $232,565 and has been offset against expenses.

Second Issuance

On January 15, 2019, the Company issued convertible notes (the “January 2019 Notes”), together with related warrants to acquire an additional 50% of the shares issuable upon the conversion of the January 2019 Notes (the “January 2019 Warrants”), for an aggregate purchase price of $4,500,000 (the “January 2019 Private Placement”). On January 21, 2019, the Company issued additional convertible notes from this issuance (the “January 2019 Notes”), together with related warrants to acquire an additional 50% of the shares issuable upon the conversion of the January 2019 Notes (the “January 2019 Warrants”), for an aggregate purchase price of $400,000 (the “January 2019 Private Placement”). The Company used the net proceeds of the January 2019 Private Placement for general corporate and working capital purposes.

The January 2019 Notes carried an interest rate of 8.00% per annum and had initial maturity dates of January 15, 2020 and January 21, 2020 (the “January 2020 Maturity Date”), respectively. At the January 2020 Maturity Date, the outstanding principal amount of the January 2019 Notes automatically converted into shares of the common stock of the Company at the price per share equal to $8.10 (the “January 2020 Conversion Price”). The January 2020 Conversion Price could have been adjusted in the event that the Company issued common shares in a private sale or offering at a lower price per share than $8.10 within 180 days of the closing date. The lower price would become the new conversion price of the January 2019 Notes, which would impact the number of shares that would be issued. The total number of shares of Common Stock to be issued upon automatic conversion would equal the outstanding principal amount of the January 2019 Notes divided by the January 2020 Conversion Price. The January 2019 Notes were converted at the January 2020 Maturity Date with no adjustment to the January 2020 Conversion Price.

With respect to accrued and unpaid interest at the January 2020 Maturity Date, the Investors had the option of receiving cash or common stock of the Company at that date. Upon the January 2020 Maturity Date, where the Investor elected payment of accrued and unpaid interest on the January 2019 Notes in common stock, the price per share would equal to the trading price of the common stock at the close of the market on the date immediately preceding the January 2020 Maturity Date. On the January 2020 Maturity Date, $312,000 in accrued interest was paid in cash and a value of $80,000 was paid in common stock (7,820 shares).

The January 2019 Warrants are exercisable for an additional fifty percent (50%) of the shares of Common Stock issuable upon the conversion of the January 2019 Notes (the “January 2019 Warrant Shares”). The per share purchase price (the “January 2019 Exercise Price”) for each of the January 2019 Warrant Shares purchasable under the January 2019 Warrants would equal to 115% of the January 2020 Conversion Price. The January 2019 Warrants would be calculated and issued upon the closing date of the January 2019 Notes, based upon the initial $8.10 conversion price. As such, the Company issued 302,469 warrants at the closing dates of the January 2019 Notes. If the Investor elected to take accrued and unpaid interest on the January 2019 Notes in common stock, additional warrants would be issued to acquire 50% of the shares issued in connection with the accrued and unpaid interest (also referred to as the “January 2019 Warrants”). Upon conversion, 3,911 additional warrants were issued in connection with accrued interest paid in common stock. The January 2019 Warrants expire twenty-four (24) months from the date of their issuance (the “January 2019 Expiration Date”). The Investors could exercise the January 2019 Warrants at any time prior to the January 2019 Expiration Date. During the year ended February 28, 2021, 30,864 of the January 2019 Warrants were exercised (2020 – 15,432). The remaining January 2019 Warrants expired on January 15, 2021.

A beneficial conversion feature (“BCF”) of a convertible note is normally characterized as the convertible portion feature that provides a rate of conversion that is below market value or “in-the-money” when issued. A BCF related to the issuance of a convertible note is recorded at the issue date. With the conversion feature on the January 2019 Notes being “in the money”, the beneficial conversion feature is measured using the intrinsic value method and is shown as a discount on the carrying amount of the convertible note and is credited to additional paid-in capital. The intrinsic value of the beneficial conversion feature at the issue date of the January 2019 Notes was determined to be $1,200,915.

In connection with the January 2019 Warrants issued along with the January 2019 Notes, they meet the requirements of the scope exemptions in ASC 815-10-15-74 and are thus classified as equity upon issuance. The Company determined the fair value of the warrants using the Black-Scholes pricing formula and is shown as a discount on the carrying amount of the convertible note and is credited to additional paid-in capital. The fair value of the warrants at the issue date was determined to be $757,704. The fair value of the additional warrants issued in connection with accrued interest paid in stock was also calculated using the Black-Scholes and amounted to $7,744.

The allocated fair values of the beneficial conversion feature and the warrants is recorded in the financial statements as a debt discount from the face amount of the convertible note and such discount is amortized over the expected term of the convertible note and is charged to interest expense.

The aggregate values of the beneficial conversion feature, the January 2019 Warrants and the January 2019 Notes are broken down as follows:

	February 28, 2021	February 29, 2020	Issue Date
January 2019 Convertible Notes – Liability	$-	$-	$2,941,381
Accrued interest – Liability	-	-	-
Deferred financing costs	-	-	(79,539)
	-	-	2,861,842

January 2019 Beneficial Conversion Option – Equity	-	-	1,200,915

January 2019 Warrants – Equity	$-	$727,148	$757,704

The Company recorded accretion expense during the year ended February 28, 2021 of $1,773,114 (2020 – $1,773,114; 2019 - $185,505) and is included in operating expenses. The Company recorded interest expense on the January 2019 Notes for the year ended February 29, 2021 in the amount of $342,989 (2020 – $342,989; 2019 – $49,011).

The transaction costs relating to this issuance were split pro-rata between the January 2019 Notes, the beneficial conversion feature and the January 2019 Warrants. The portion relating to the January 2019 Notes were deferred and are being amortized over the life of the convertible notes. The portion relating to the beneficial conversion feature and January 2019 Warrants were recorded as share issuance expenses and offset against paid-in capital. Upon conversion of the notes, the liability portion and $80,000 in accrued interest were reversed to equity (common stock $61,28 and additional paid-in capital $4,979,939) and the BCF was reversed to additional paid-in capital.

11. Related Party Transactions

Employment Agreement

On June 29, 2015, the Company entered into an employment agreement with Mr. Daniel Solomita, the Company’s President and Chief Executive Officer (“CEO”).  The employment agreement is for an indefinite term.

On July 13, 2018, the Company and Mr. Solomita entered into an amendment and restatement of the employment agreement.  The amended and restated employment agreement provides for an increase in Mr. Solomita’s base salary and eligibility to participate in an annual cash bonus subject to performance measures. Mr. Solomita’s base salary and bonus opportunity are retroactive effective to March 1, 2018.

In addition, the employment agreement provided for a long-term incentive grant of 4,000,000 shares of the Company’s common stock, in tranches of one million shares each, upon the achievement of performance conditions in the form of four performance milestones. This was modified to provide a grant of 4,000,000 restricted stock units covering 4,000,000 shares of the Company’s common stock while the performance milestones remained the same. The Company’s board of directors approved the grant of the restricted stock units, effective and contingent upon approval by the Company’s shareholders at the Company’s 2019 annual meeting, of an increase in the number of shares available for grant under the Plan.  Such approval was granted by the Company’s shareholders at the Company’s 2019 annual meeting. The restricted stock units vest upon the achievement of applicable performance milestones, as follows:

i)
1,000,000 shares of common stock shall be issued to Mr. Solomita when the Company’s securities are listed on an exchange or the OTCQX tier of the OTC Markets;
ii)
1,000,000 shares of common stock shall be issued to Mr. Solomita when the Company executes a contract for a minimum quantity of 25,000 M/T of DMT/MEG or a PET;
iii)
1,000,000 shares of common stock shall be issued to Mr. Solomita when the Company’s first full- scale production facility is in commercial operation; and
iv)
1,000,000 shares of common stock shall be issued to Mr. Solomita when the Company’s second full- scale production facility is in commercial operation.

During the year ended February 28, 2017, it became probable that the first milestone would be met. Accordingly, 1,000,000 performance incentive shares of common stock with a fair value of $800,000 were earned and are issuable to Mr. Solomita. This amount was reflected as stock-based compensation expense during the year ended February 28, 2017 based on the grant date fair value. The 1,000,000 performance incentive shares of common stock have been replaced by restricted stock units and are issuable to Mr. Solomita, of which 200,000 were settled in October 2020 and 200,000 were settled in October 2019.

On April 30, 2020, the Company and Mr. Solomita entered into an amendment of Mr. Solomita’s employment agreement.  The amendment clarified the milestones consistent with the shift in the Company’s business from the production of terephthalate to the production of dimethyl terephthalate, another proven monomer of PET plastic.

As at February 28, 2021, 3,600,000 (2020 – 3,800,000) of Mr. Solomita’s RSUs were outstanding of which 600,000 were vested (2020 – 800,000). The vested units are settled annually in tranches of 200,000 units. The unvested 3,000,000 RSUs would be forfeited if Mr. Solomita left the Company, except in the case of termination without cause or resignation for good reason, in which case he would receive 50% of the unvested RSUs at the time of termination, or 100% in the case of termination without cause or resignation for good reason within 24 months after a change in control. During the years ended February 28, 2021 and February 29, 2020, no outstanding milestones were probable of being met based on the authoritative guidance provided by the FASB and, accordingly, the Company did not record any additional compensation expense. When a milestone becomes probable, the corresponding expense will be valued based on the grant date fair value on April 30, 2020, the date of the last modification of Mr. Solomita’s employment agreement. The closing price of the Company’s common stock on the Nasdaq on April 30, 2020 was $7.74 per share.

12. Stockholders’ Equity

Series A Preferred Stock

Mr. Solomita’s amended employment agreement of February 15, 2016 provides that the Company shall issue to Mr. Solomita one share of the Company’s Series A Preferred Stock in exchange for Mr. Solomita agreeing not to terminate his employment with the Company for a period of five years from the date of the agreement. The agreement effectively provides Mr. Solomita with a “change of control” provision over the Company in the event that his ownership of the issued and outstanding shares of common stock of the Company is diluted to less than a majority. In order to issue Mr. Solomita his one share of Series A Preferred Stock under the amendment, the Company created a “blank check” preferred stock. Subsequently, the board of directors of the Company approved a Certificate of Designation creating the Series A Preferred Stock. Subsequently, the Company issued one share of Series A Preferred Stock to Mr. Solomita.

The one share of Series A Preferred Stock issued to Mr. Solomita holds a majority of the total voting power so long as Mr. Solomita holds not less than 7.5% of the issued and outstanding shares of common stock of the Company, assuring Mr. Solomita of control of the Company in the event that his ownership of the issued and outstanding shares of common stock of the Company is diluted to a level below a majority. Currently, Mr. Solomita’s ownership of 19,010,000 shares of common stock and 1 share of Series A Preferred Stock provides him with 77.0% of the voting control of the Company.

Additionally, the one share of Series A Preferred Stock issued to Mr. Solomita contains protective provisions, which precludes the Company from taking certain actions without Mr. Solomita’s (or that of any person to whom the one share of Series A Preferred Stock is transferred) approval. More specifically, so long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

(a)
amend the Articles of Incorporation or, unless approved by the Board of Directors, including by the Series A Director, amend the Company’s By-laws;

(b)
change or modify the rights, preferences or other terms of the Series A Preferred Stock, or increase or decrease the number of authorized shares of Series A Preferred Stock;

(c)
reclassify or recapitalize any outstanding equity securities, or, unless approved by the Board of Directors, including by the Series A Director, authorize or issue, or undertake an obligation to authorize or issue, any equity securities or any debt securities convertible into or exercisable for any equity securities (other than the issuance of stock-options or securities under any employee option or benefit plan);

(d)
authorize or effect any transaction constituting a Deemed Liquidation (as defined in this subparagraph) under the Articles, or any other merger or consolidation of the Company;

(e)
increase or decrease the size of the Board of Directors as provided in the By-laws of the Company or remove the Series A Director (unless approved by the Board of Directors, including the Series A Director);

(f)
declare or pay any dividends or make any other distribution with respect to any class or series of capital stock (unless approved by the Board of Directors, including the Series A Director);

(g)
redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of common stock from employees, consultants or other service providers pursuant to agreements approved by the Board of Directors under which the Company has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by the Board of Directors, including the Series A Director);

(h)
create or amend any stock option plan of the Company, if any (other than amendments that do not require approval of the stockholders under the terms of the plan or applicable law) or approve any new equity incentive plan;

(i)
replace the President and/or Chief Executive Officer of the Company (unless approved by the Board of Directors, including the Series A Director);

(j)
transfer assets to any subsidiary or other affiliated entity (unless approved by the Board of Directors, including the Series A Director);

(k)
issue, or cause any subsidiary of the Company to issue, any indebtedness or debt security, other than trade accounts payable and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of the Series A Preferred Stock (unless approved by the Board of Directors, including the Series A Director);

(l)
modify or change the nature of the Company’s business;

(m)
acquire, or cause a Subsidiary of the Company to acquire, in any transaction or series of related transactions, the stock or any material assets of another person, or enter into any joint venture with any other person (unless approved by the Board of Directors, including the Series A Director); or

(n)
sell, transfer, license, lease or otherwise dispose of, in any transaction or series of related transactions, any material assets of the Company or any Subsidiary outside the ordinary course of business (unless approved by the Board of Directors, including the Series A Director).

Common Stock

For the year ended February 28, 2021	Number of shares	Amount
Balance, February 29, 2020	39,910,774	$3,992
Issuance of shares for cash	2,087,000	209
Issuance of shares upon the exercise of warrants	190,529	19
Issuance of shares upon settlement of restricted stock units	225,388	22
Balance, February 28, 2021	42,413,691	$4,242

For the year ended February 29, 2020	Number of shares	Amount
Balance, February 28, 2019	33,805,706	$3,381
Issuance of shares for cash	4,693,567	469
Issuance of shares upon vesting of restricted stock units	244,884	25
Issuance of shares upon the cashless exercise of stock options	69,101	7
Issuance of shares upon the exercise of warrants	15,432	1
Issuance of shares upon settlement of legal matter	150,000	15
Issuance of shares upon conversion of convertible notes	932,084	94
Balance, February 29, 2020	39,910,774	$3,992

During the year ended February 28, 2021, the Company recorded the following common stock transactions:

(i)
On September 23, 2020 and October 1, 2020, the Company sold 1,880,000 and 207,000 shares, respectively of its common stock at an offering price of $12.75 per share in a registered direct offering, for total gross proceeds of $26,609,250.
(ii)
The company issued 190,529 shares of its common stock upon the exercise of warrants.
(iii)
On October 15, 2020, the Company issued 200,000 shares of common stock to settle restricted stock units related to the President and Chief Executive Officer.
(iv)
The Company issued 25,388 shares of its common stock to settle restricted stock units that vested in the period.

During the year ended February 29, 2020, the Company recorded the following common stock transactions:

(i)
On March 1, 2019, the Company sold 600,000 shares of its common stock at an offering price of $8.55 per share in a registered direct offering, for gross proceeds of $5,130,000;
(ii)
On March 8, 2019 and March 11, 2019, the Company issued 150,000 shares of its common stock in settlement of a legal matter;
(iii)
On April 9, 2019, the Company converted convertible notes with a face value of $2,650,000 plus accrued interest of $80,241 at a conversion price of $8.55, into 319,326 common shares;
(iv)
On June 14, 2019, the Company sold 4,093,567 shares of its common stock at an offering price of $8.55 per share in a registered direct offering, for gross proceeds of $35,000,000;
(v)
On July 17, 2019, the Company issued 15,432 shares of common stock upon the exercise of warrants;
(vi)
On January 16, 2020 and January 21, 2020, the Company converted convertible notes with a face value of $4,900,000 at a conversion price of $8.10 plus $80,000 of accrued interest at a conversion price of $10.23 into a total of 612,758 shares of common stock;
(vii)
The Company issued 244,884 shares of common stock, in aggregate, upon the vesting of restricted stock units related to employees and directors; and
(viii)
The Company issued 69,101 shares of common stock, in aggregate, upon the cashless exercise of stock options related to employees;

13. Research and development expenses

Research and development expenses for the years ended February 28, 2021 and February 29, 2020 were as follows:

	February 28, 2021	February 29,2020
External engineering	$5,655,997	$149,333
Employee compensation	4,457,125	3,531,973
Machinery and equipment expenditures	6,149,075	-
Demonstration plant operating expenses	1,852,615	901,687
Other	572,202	134,182
	$18,687,014	$4,717,175

14. General and administrative expenses

General and administrative expenses for the years ended February 28, 2021 and February 29, 2020 were as follows:

	February 28, 2021	February 29,2020
Professional fees	$4,613,717	$1,193,884
Employee compensation	4,389,219	4,516,171
Directors and officers insurance	2,072,647	761,876
Other	464,757	743,489
	$11,540,340	$7,215,420

15. Share-Based Payments

Stock Options

The following tables summarizes the continuity of the Company’s stock options during the years ended February 28, 2021 and February 29, 2020:

	2021		2020
	Number of stock options	Weighted average exercise price	Number of stock options	Weighted average exercise price
Outstanding, beginning of year	1,587,081	$6.81	1,962,400	$7.53
Granted	-	-	-	-
Exercised	-	-	(75,000)	0.80
Forfeited	-	-	(39,902)	9.67
Expired	-	-	(260,417)	13.59
Outstanding, end of year	1,587,081	$6.81	1,587,081	$6.81
Exercisable, end of year	1,181,248	$7.19	986,248	$6.89

	2021		2020
Exercise price	Number of stock options outstanding	Weighted average remaining life (years)	Number of stock options outstanding	Weighted average remaining life (years)
$0.80	507,081	4.75	507,081	5.75
$5.25	380,000	6.49	380,000	7.49
$12.00	700,000	6.54	700,000	7.54
Outstanding, end of year	1,587,081	5.96	1,587,081	6.96
Exercisable, end of year	1,181,248	6.06	986,248	6.97

The Company applies the fair value method of accounting for stock-based compensation awards granted. Fair value is calculated based on a Black-Scholes option pricing model. There were no new issuances of stock options for the years ended February 28, 2021 and February 29, 2020.

During the year ended February 28, 2021, stock-based compensation expense attributable to stock options amounted to $2,212,078 (2020 – $2,178,948).

Restricted Stock Units

The following table summarizes the continuity of the restricted stock units (“RSUs”) during the years February 28, 2021 and February 29, 2020:

	2021		2020
	Number of units	Weighted average fair value price	Number of units	Weighted average fair value price
Outstanding, beginning of year	4,218,802	$1.60	402,868	$8.77
Granted	239,611	9.74	4,114,567	1.06
Settled	(225,388)	1.80	(244,884)	2.54
Forfeited	(22,505)	12.27	(53,750)	9.82
Outstanding, end of year	4,210,520	$1.98	4,218,802	$1.60
Outstanding vested, end of year	691,327	$2.07	831,684	$1.19

The Company applies the fair value method of accounting for awards granted through the issuance of restricted stock units. Fair value is calculated based on closing share price at grant date multiplied by the number of restricted stock unit awards granted.

During the year ended February 28, 2021, stock-based compensation attributable to RSUs amounted to $1,378,106 (2020 - $1,290,443).

During the years ended February 28, 2021 and February 29, 2020, stock-based compensation included in research and development expenses amounted to $1,417,004 and $1,252,394 respectively, and in general and administrative expenses amounted to $2,257,622 and $2,216,997 respectively.

16. Equity Incentive Plan

On July 6, 2017, the Company adopted the 2017 Equity Incentive Plan (the “Plan”). The Plan permits the granting of warrants, stock options, stock appreciation rights and restricted stock units to employees, directors and consultants of the Company. A total of 3,000,000 shares of common stock were initially reserved for issuance under the Plan at July 6, 2017, with annual automatic share reserve increases, as defined in the Plan, amounting to the lessor of (i) 1,500,000 shares, (ii) 5% of the outstanding shares on the last day of the immediately preceding fiscal year, or (iii) or such number of shares determined by the Administrator of the Plan, effective March 1, 2018. In March 2020, the Board of Directors elected to waive the annual share reserve increase for the fiscal year ended February 28, 2021. The Plan is administered by the Board of Directors who designates eligible participants to be included under the Plan, the number of awards granted, the share price pursuant to the awards and the vesting conditions and period. The awards, when granted, will have an exercise price of no less than the estimated fair value of shares at the date of grant and a life not exceeding 10 years from the grant date. However, where a participant, at the time of the grant, owns stock representing more than 10% of the voting power of the Company, the life of the options shall not exceed 5 years.

The following table summarizes the continuity of the Company’s Equity Incentive Plan units during the years ended February 28, 2021 and February 29, 2020:

	2021	2020
	Number of units	Number of units
Outstanding, beginning of year	1,300,518	3,223,516
Share reserve increase	-	2,000,000
Units granted	(239,611)	(4,114,567)
Units forfeited	22,505	93,652
Units expired	-	97,917
Outstanding, end of year	1,083,412	1,300,518

17. Warrants

	2021		2020
	Number of warrants	Weighted average exercise price	Number of warrants	Weighted average exercise price
Outstanding, beginning of year	5,059,331	$10.89	802,469	$10.74
Issued	25,000	9.43	4,272,294	10.91
Exercised	(190,529)	8.68	(15,432)	9.32
Expired	(760,082)	10.83	-	-
Outstanding, end of year	4,133,720	$10.99	5,059,331	$10.89

The expiration dates of the warrants outstanding as at February 28, 2021 are as follows:

	2021
	Number of warrants	Weighted average exercise price
May 12, 2022	25,000	$9.43
June 14, 2022	4,093,567	11.00
February 21, 2023	15,153	11.00
Outstanding, end of year	4,133,720	$10.99

18. Interest and Other Finance Costs

Interest and other finance costs for the years ended February 28, 2021 and February 29, 2021 are as follows:

	2021	2020
Interest on long-term debt	$77,756	$57,450
Interest on convertible notes	-	362,426
Accretion expense	36,847	1,892,185
Amortization of deferred finance costs	-	96,155
Revaluation of warrants	-	8,483
Gain on conversion of November 2018 Notes		(232,565)
Other	(32,607)	39,170
	$81,996	$2,223,304

19. Income Taxes

The components of the Company’s loss before taxes are summarized below:

	February 28, 2021	February 29, 2020
U.S. operations	$(7,126,988)	$(4,220,000)
Foreign operations	(29,217,935)	(10,285,455)
Loss before taxes	$(36,344,923)	$(14,505,455)

A reconciliation from the statutory U.S. income tax rate and the Company’s effective income tax rate, as computed on loss before taxes, is as follows:

	February 28, 2021	February 29, 2020
Statutory Federal rate	21%	21%

Federal income tax at statutory rate	$(7,632,436)	$(3,046,145)
Effect of foreign jurisdiction	(1,433,653)	(424,593)
Non-deductible expenses	695,941	1,069,845
Tax credits related to research and development expenditures	(302,703)	(446,967)
Unrecognized tax benefit of net operating losses and other available deductions	8,672,851	2,847,860
Effective income tax expense	$-	$-

Current	$-	$-
Deferred	$-	$-

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (“U.S. tax reform”) that lowers the statutory tax rate on U.S. earnings to 21%, taxes historic foreign earnings at a reduced rate of tax, establishes a territorial tax system and enacts new taxes associated with global operations.

The impact of enactment of U.S. tax reform was recorded on a provisional basis as the legislation provided for additional guidance to be issued by the U.S. Department of the Treasury on several provisions including the computation of the transition tax. Loop's Controlled Foreign Corporations ("CFC") were deficit earnings & profit corporations, as such no income was recognized by Loop during 2018. No further inclusions were made thereafter based on the guidance issued.

Additionally, as part of tax reform, the U.S. has enacted a minimum tax on foreign earnings (“global intangible low tax income”). We have not made an accrual for the deferred tax aspects of this provision as Loop's CFCs have suffered net tested losses.

With the enactment of U.S. tax reform, we recorded, for the year ended February 28, 2018, tax expense of $876,812 to reflect the revaluation of deferred taxes. For the years ended February 28, 2019 through February 28, 2021, we finalized our provisional estimate of the enactment of U.S. tax reform without additional tax expense.

On March 27, 2020, the US government signed the Coronavirus Aid, Relief and Economic Security (“CARES”) Act into law, a $2 trillion relief package to provide support to individuals, businesses and government organizations during the COVID-19 pandemic. The income tax provisions contained in the CARES Act are not likely to have an impact for the Company.

The Company has net operating loss carry forwards of approximately $22,043,030 (2020 – $16,074,873) for U.S. Federal income tax purposes expiring between 2035 and 2038, post 2018 net operating losses may be carried forward indefinitely. The Company has net operating loss carry forwards for Canadian Federal and Québec tax purposes of approximately 34,715,320 (CDN$43,953,067), 2020 – 15,560,615 (CDN$19,701,295), and 35,224,105 (CDN$44,597,239), 2020 – 15,727,538 (CDN$19,912,636), respectively, expiring between 2037 and 2041. Realization of future tax assets is dependent on future earnings, the timing and amount of which are uncertain. Accordingly, the net future tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $8,860,563 and $2,896,093, respectively, for the years ended February 28, 2021 and February 29, 2020. The Company has provided a full valuation allowance on the deferred tax assets as a result of the uncertainty regarding the probability of its realization.

The Company has approximately $3,678,832 (CDN$4,657,769), 2020 - $3,340,127 (CDN$4,485,456), of research and development expenditures for Canadian Federal and Québec provincial purposes that are available to reduce taxable income in future years and have an unlimited carry forward period, the benefit of which has not been reflected in these financial statements. Research and development expenditures are subject to audit by the taxation authorities and accordingly, these amounts may vary.

The tax effect of temporary differences between US GAAP accounting and federal income tax accounting creating deferred income tax assets and liabilities were as follows:

	As at
	February 28, 2021	February 29, 2020
Deferred tax assets
Canada net operating loss carry forward	$9,258,070	$3,905,836
U.S. net operating loss carry forward	4,629,036	3,376,117
Accrual and reserves	335,742	186,985
Intangibles	123,711	92,292
Property, plant and equipment	2,482,633	140,538
Research and development expenditures and credits	1,778,078	1,426,470
Other	698	126,362
Deferred tax assets	18,607,968	9,254,600
Deferred tax liabilities
Property, plant and equipment	-	-
Intangibles	(211,049)	(27,267)
Accrual and reserves	(64,112)	-
Investment tax credits	-	-
Unrealized foreign exchange	-	-
Other	(244,910)	-
Deferred tax liabilities	(520,072)	(27,267)

Deferred tax assets, net	18,087,896	9,227,333
Valuation allowance	(18,087,896)	(9,227,333)
Deferred tax assets, net	$-	$-

Assessment of the amount of value assigned to the Company's deferred tax assets under the applicable accounting rules is judgmental.  The Company is required to consider all available positive and negative evidence in evaluating the likelihood that the Company will be able to realize the benefit of its deferred tax assets in the future.  Such evidence includes scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and the results of recent operations.  Since this evaluation requires consideration of events that may occur some years into the future, there is an element of judgment involved.  Realization of the Company's deferred tax assets is dependent on generating sufficient taxable income in future periods.  Management does not believe that it is more likely than not that future taxable income will be sufficient to allow it to recover substantially all of the value assigned to its deferred tax assets.  Accordingly, the Company has provided for a valuation allowance of the Company's deferred tax asset.

The tax years subject to examination by major tax jurisdiction include the years 2016 and forward by the U.S. Internal Revenue Service and most state jurisdictions, and the years 2016 and forward for the Canadian jurisdiction.

20. Legal Settlement

On January 27, 2017, two individuals (“Plaintiffs”), filed a claim against the Company in the Los Angeles Superior Court (“Court”), seeking damages for breach of implied covenant of good faith and fair dealing, breach of contract, and promissory fraud, asserting entitlement to shares of the Company’s common stock. On February 25, 2019, the Company and the Plaintiffs entered into a settlement agreement and release (“Settlement Agreement”), which sets forth the parties’ agreement in principle for settlement. Through the Settlement Agreement, Plaintiffs, the Company and certain other parties to the Settlement Agreement agreed to mutual releases of any and all claims.

Pursuant to the terms of the Settlement Agreement, without agreeing that any of the Plaintiffs’ claims have merit, the Company agreed to issue to the Plaintiffs 150,000 shares of the Company’s common stock (“Plaintiff Common Shares”) and 500,000 warrants exercisable for shares of the Company’s common stock (“Plaintiff Warrants”). The Plaintiff Common Shares will be restricted upon issuance, but within 180 days following the date of the Settlement Agreement, the Company has agreed to file and use its reasonable best efforts to have declared effective a registration statement to register the Plaintiff Common Shares and the shares of the Company’s common stock underlying the Plaintiff Warrants. The Company also agreed to maintain such registration statement for 2 years from the date of effectiveness unless the Plaintiffs sell or otherwise transfer the shares covered by such registration statement prior to the two-year anniversary. 300,000 of the Plaintiff Warrants are exercisable for shares of the Company’s common stock at an exercise price of $12.00 per share for a period of 24 months following the date of the Settlement Agreement. The remaining 200,000 Plaintiff Warrants are exercisable for shares of the Company’s common stock at an exercise price of $11.00 per share for a period of 24 months, but in the event the Company’s 5-day average trading price during any period in the first 18 months following the date of the Settlement Agreement is above $11 per share, then the exercise term of such warrants shall automatically be reduced to 18 months instead of 24 months.

In connection with the legal settlement, the Company recorded an expense in the amount of $4,041,627, based on the fair value of the Plaintiff Common Shares and Plaintiff Warrants that were issued on February 25, 2019, under the terms of the Settlement Agreement. During the year ended February 28, 2021, all of the Plaintiff Warrants expired.

21. Commitments and Contingencies

Commercial commitments

On September 2, 2020, the Company entered into a know-how and engineering agreement (the “Chemtex Agreement”) with Chemtex Global Corporation (“Chemtex”) to license the PET plastic and polyester polymer for fiber manufacturing know-how of INVISTA’s technology and licensing group, INVISTA Performance Technologies (IPT) (“INVISTA”). The total amount of the Chemtex Agreement is $4,300,000 and covers the know-how and design of two Infinite Loop™ facilities. Payment terms are based on the completion of certain milestones and total $2,150,000 for each facility. During the year ended February 28, 2021, $900,000 was paid by the Company related to this agreement and included in research and development expenses.

On October 29, 2020, Coca-Cola Cross Enterprise Procurement Group (“CEPG”) advised the Company of its intention to terminate the Master Terms and Conditions Supply Agreement for Loop PET plastic, dated November 14, 2018 (the “MTC”) because the Company did not satisfy its first production milestone from the joint venture facility by July 2020 as required by the MTC.

Contingencies

On October 13, 2020, the Company and certain of its officers were named as defendants in a proposed class action lawsuit filed in the United States District Court for the Southern District of New York, captioned Olivier Tremblay, Individually and on Behalf of All Other Similarly Situated v. Loop Industries, Inc., Daniel Solomita, and Nelson Gentiletti, Case No. 7:20-cv-0838 (“Tremblay Class Action”). The allegations in the complaint claim that the defendants allegedly violated Sections 10(b) and 20(a) and Rule 10b-5 of the Securities Exchange Act of 1934 by allegedly making materially false and/or misleading statements, as well as allegedly failing to disclose material adverse facts about the Company’s business, operations, and prospects, which caused the Company’s securities to trade at artificially inflated prices. Plaintiff seeks unspecified damages on behalf of a class of purchasers of Loop’s securities between September 24, 2018 and October 12, 2020.

On October 28, 2020, the Company and certain of its officers were named as defendants in a second proposed class action lawsuit filed in the United States District Court for the Southern District of New York, captioned Michelle Bazzini, Individually and on Behalf of All Other Similarly Situated v. Loop Industries, Inc., Daniel Solomita, and Nelson Gentiletti, Case No. 7:20-cv-09031-UA. The allegations in this complaint are similar in nature to those made in the Tremblay Class Action.

On January 4, 2021, the United States District Court for the Southern District of New York rendered a stipulation and order granting the consolidation of the two class action lawsuits filed in New York as In re Loop Industries, Inc. Securities Litigation, Master File No. 7:20-cv-08538. Sakari Johansson and John Jay Cappa have been appointed as Co-Lead Plaintiffs and Glancy Prongay & Murray LLP and Pomerantz LLP have been appointed as Co-Lead Counsel for the class.

Plaintiffs served a consolidated amended complaint on February 18, 2021 which alleges defendants violated Sections 10(b) and 20(a) and Rule 10b-5 of the Securities Exchange Act of 1934 by making materially false and/or misleading statements, as well as allegedly failing to disclose material adverse facts about the Company’s business, operations, and prospects, which caused the Company’s securities to trade at artificially inflated prices. The consolidated amended complaint relies on the October 13, 2020 report published by a third party regarding the Company to support their allegations. Defendants served a motion to dismiss the consolidated amended complaint on April 27, 2021. Plaintiffs’ opposition to the motion to Dismiss was served on May 27, 2021 and Defendants’ reply in support of the motion to dismiss is due on June 11, 2021.

On October 13, 2020, the Company, Loop Canada Inc. and certain of their officers and directors were named as defendants in a proposed securities class action filed in the Superior Court of Québec (District of Terrebonne, Province of Québec, Canada), in file no. 700-06-000012-205. The Application for authorization of a class action and for authorization to bring an action pursuant to section 225.4 of the Québec Securities Act (“the Application”) was filed by an individual shareholder on behalf of himself and a class of buyers who purchased our securities during the “Class Period” (not defined). Plaintiff alleges that throughout the Class Period, the defendants allegedly made false and/or misleading statements and allegedly failed to disclose material adverse facts concerning the Company’s technology, business model, operations and prospects, thus causing the Company’s stock price to be artificially inflated and thereby causing plaintiff to suffer damages. Plaintiff seeks unspecified damages stemming from losses he claims to have suffered as a result of the foregoing. On December 13, 2020, the Application was amended in order to add allegations regarding specific misrepresentations.

Management believes that these cases lack merit and intends to defend them vigorously. No amounts have been provided for in the consolidated financial statements with respect to these claims. Management has not yet determined what effect these lawsuits may have on its financial position or results of operations as they are still in the preliminary stages.

22. Subsequent Events

On May 27, 2021,  we acquired a 19 million square foot parcel of land in Bécancour, Québec for $4.8 million (CDN $5.9 million). The site is part of our planning for an Infinite LoopTM manufacturing facility. The location is near existing industrial infrastructure, which reduces project costs, permitting time and does not result in the destruction of wetlands or forest. We will not exercise the purchase option which was agreed in January 2021 to acquire approximately 2 million square feet of land in Bécancour, Québec. Therefore, we will cease monthly payments for the option rights.